Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

Event Date/Time: May. 01. 2007 / 4:30PM ET

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Final Transcript
May. 01. 2007 / 4:30PM ET, ACS — Q3 2007 Affiliated Computer Services Earnings Conference Call
CORPORATE PARTICIPANTS
Jon Puckett
Affiliated Computer Services — VP IR
Lynn Blodgett
Affiliated Computer Services — CEO
Ann Vezina
Affiliated Computer Services — COO Commercial Segment
Tom Burlin
Affiliated Computer Services — COO Government Segment
John Rexford
Affiliated Computer Services — CFO
Kevin Kyser
Affiliated Computer Services — EVP, Finance and Accounting
CONFERENCE CALL PARTICIPANTS
Adam Frisch
UBS — Analyst
Jim Kissane
Bear Stearns — Analyst
Moshe Katri
Cowen and Company — Analyst
Julio Quinteros
Goldman Sachs — Analyst
George Price
Stifel Nicolaus — Analyst
David Grossman
Thomas Weisel Partners — Analyst
Tien-tsin Huang
JP Morgan — Analyst
PRESENTATION
Operator
Good afternoon, and welcome to the ACS third quarter fiscal 2007 conference call. Today’s call will consist of prepared statements by ACS followed by a question-and-answer period.. The call is webcast live on the Company’s website and available for replay purposes. If you have any objections, you may disconnect at this time.
I would now like to turn the conference over to Mr. Jon Puckett, Vice President Investor Relations. Mr. Puckett, you may begin.
Jon Puckett - Affiliated Computer Services — VP IR
Good afternoon and thank you for joining us today to discuss our third quarter fiscal 2007 results. Joining us on the call today are Mr. Lynn Blodgett, our Chief Executive Officer; Ms. Ann Vezina, Commercial Segment COO; Mr. Tom Burlin, Government Segment COO; Mr. John Rexford, CFO; and Mr. Kevin Kyser, Executive Vice President, Finance and Accounting.

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Final Transcript
May. 01. 2007 / 4:30PM ET, ACS — Q3 2007 Affiliated Computer Services Earnings Conference Call
As always, I must caution everyone that any statements on this call that are not historical facts may be considered forward-looking statements within the meaning of the Federal Securities Laws. As you know, forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by these statements. Additional information concerning these factors is contained in the Company’s filings with the SEC. Copies are available from the SEC’s website, from the ACS website, or from ACS Investor Relations.
We have also provided a presentation on our website that we will refer to during our discussion. We will reference certain non-generally accepted accounting principal financial measures, which we believe provides useful information for investors. We have posted both the presentation and the reconciliation of those measures to generally accepted accounting principles on the Investor Relations page of our website at www.acs-inc.com.
We disclaim any intention to and undertake no obligation to update or revise any forward-looking statements. Now let me turn it over to Lynn Blodgett who will provide a summary of the significant events during the quarter.
Lynn Blodgett - Affiliated Computer Services — CEO
Thanks to all of you for joining us today. Let’s begin on slide number 3. First, I want to thank our entire management team, our dedicated employees, and our great customers for their hard work and commitment to ACS. Their combined efforts and focus on moving the business forward has resulted in operational improvements and better financial metrics.
I’m very proud of the substantial improvement we have seen when comparing the third quarter fiscal 2007 to the third quarter fiscal 2006. I’m even more pleased with our improvement from second quarter to third quarter. Having faced some choppy waters, I believe our performance shows that the ship is on course, the rough seas have calmed, and that we are regaining our momentum.
In addition to good revenue growth and very strong earnings per share growth, our margins continue to expand. Our Government group delivered a significant rebound in internal growth. During the quarter we successfully rolled out work on the Indiana eligibility contract and this is meaningful because it is not only essential that we execute well on our work for the state, but this is our entrance into a key services market that should benefit us for many years.
I have spent much of my time this quarter on the road visiting our customers and prospects. I’m pleased with the strong client relationships we continue to forge. Every meeting has been energizing for me. One of the real highlights of my job is spending time with our most valuable asset, our employees. We have conducted many town halls and conference calls. We are spending more time and resources training our people, getting their feedback and ideas, and empowering them to deliver successful results for our clients and the Company.
These sessions and the interaction with individual employees has bolstered my confidence that we are on the right track with an engine powered by 58,000 dedicated employees. Our capabilities are stronger, our employees are dedicated and motivated, and our clients are growing and giving us more opportunities.
Please turn to slide number 4 and I will cover some key performance metrics for the quarter. Revenue was $1.44 billion for the quarter. Internal revenue growth accelerated to 6% compared to 4% last quarter, and was our first sequential improvement in three quarters.
The Government segment led our internal revenue growth at 12%, excluding divestitures. This is the first time the Government segment has achieved double-digit internal revenue growth in ten quarters. I’m very pleased with this improvement and proud of our people for this achievement. Commercial internal revenue growth was 3%, and was below my expectations. However, I’m confident that we will begin to see Commercial revenue growth pick up in the future.
Next, reported consolidated operating margins improved sequentially and year-over-year by 80 basis points. Tom and Ann will go into more detail on their segment results, but overall I’m pleased to see that our efforts and focus over the past several quarters are having a positive impact on our results. Reported diluted earnings per share for the quarter was $0.82, which represents 34% year-over-year growth and 14% sequential growth.
Quarterly new business signings were solid at $156 million of annual recurring revenue, with total contract value of $703 million. Some examples of the signed new business included a $17 million per year multi-scope HR outsourcing deal with GlaxoSmithKline, an IT outsourcing

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Final Transcript
May. 01. 2007 / 4:30PM ET, ACS — Q3 2007 Affiliated Computer Services Earnings Conference Call
deal in the utility industry, a nice customer care contract with a large retailer, and multiple new business signings in our transportation and public sector lines of business.
71% of the signed deals were in our Commercial segment, and 29% were in the Government segment. From a service line perspective, BPO contributed 80% and ITO contributed 20%. For the first nine months of fiscal 2007, our renewal rate continues to be in excess of 90%, and we have renewed approximately $628 million of annual recurring revenue. Total contract value of renewals in the first nine months of fiscal 2007 was $1.9 billion.
Please turn to slide number 5 for some additional color on third quarter fiscal 2007 signings. This chart shows the top 20 deals that we have signed for the last four quarters. The top 20 deals this quarter were less concentrated and represented about 70% of total signings. Third quarter signings reflect a higher mix of BPO for the quarter, with expected operating margins of 17%, capital intensity of approximately 6%, and average contact life of approximately five years. These metrics are consistent with our historical levels.
Please turn to slide number 6 and I will discuss our new business pipeline. Our qualified pipeline was approximately $1.6 billion at the end of the third quarter and increased both year-over-year and sequentially. 68% of the pipeline was Commercial and the remainder was Government. By service line, the pipeline was 73% BPO and the remainder ITO, which is consistent with our overall revenue mix.
Areas of strength include ITO and transactional BPO with opportunities for new logos and expansion of our existing customers. We continue to be selective in the multi-scope HR market and are encouraged by the quality of opportunities. Transportation continues to be an area of strength, including international opportunities that we are uniquely positioned to pursue. Additionally, we have solid healthcare opportunities in both the Government and Commercial segments. Finally, we are seeing opportunities in the federal government market and are positioning ourselves to aggressively pursue this market with the addition of recently announced new management talent.
In summary, we have a strong pipeline of good opportunities. We will continue to be selective in the deals that we pursue. We are increasing our focus on closing pipeline opportunities. So as I step back and look at the third quarter, I see that we made good progress on internal revenue growth. We improved our operating margins and increased earnings per share. These are areas that we have been keenly focused on, and we are seeing the results of our efforts. We will continue to focus on moving the Company forward and driving improved results. Now let me turn it over to Ann Vezina, our Commercial COO.
Ann Vezina - Affiliated Computer Services — COO Commercial Segment
Please turn to slide number 8. Overall, the Commercial segment had a very solid quarter. Commercial revenue was $858 million, or 60% of consolidated revenue. Commercial revenue growth was 9% for the third quarter, with internal revenue growth of 3%. Our lower internal revenue growth was primarily driven by lower new business signings over the last few quarters. We have also had internal revenue growth headwinds in fiscal 2007 due to known client losses, as we discussed last quarter.
I am, however, encouraged by the fact that our new business signings were the highest in four quarters and double the previous quarter. In addition, the quality and size of the pipeline gives me confidence that we will continue to see acceleration in signings. However, I expect that it will take some time for internal revenue growth to rebound to industry expected growth rates. Our primary focus over the coming quarter will be to close on the opportunities that we have in our diversified pipeline. Finally, reported operating margins were stable sequentially, and we continue to make significant strides operationally with continuous optimization and improved project management discipline.
Please turn to slide number 9 for some details around CDR Associates, which we acquired in April. CDR provides healthcare credit balance, audit recovery and resolution services. The purchase price was approximately $28 million, with a potential earnout of up to $15 million based on future performance.
With trailing twelve-month revenue of $17 million, CDR’s revenue multiple is above the high end of our historical range, but it is appropriate given CDR’s growth prospects and our ability to leverage CDR’s existing services in our Commercial healthcare vertical and across our broad healthcare client base. We are excited about this deal, and are eager to offer CDR services to our existing and future clients.
Please turn to slide number 10 for an operational update on the Commercial segment. Our focus operationally has been in three areas, project management, contract execution and continuous optimization. Let me take a minute to describe continuous optimization. It is the combined impact of constantly refining our client processes in conjunction with leveraging ACS’ operational excellence capabilities, like activity-based compensation, offshoring, and our proprietary workflow tools. We have strengthened our culture of continuous optimization with a laser focus on

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Final Transcript
May. 01. 2007 / 4:30PM ET, ACS — Q3 2007 Affiliated Computer Services Earnings Conference Call
our service delivery. In addition to this, we have added some key leadership talent in several of the business units. I’m excited about the improvements made and the results we’re achieving.
Our transactional BPO business is growing and margins are improving. Volumes in our customer care business are picking up again. We made significant changes to the leadership of our IT business in the second quarter of fiscal 2007 and the new team is having a tremendous impact. During the quarter, we also had a key strategic win in the utility segment of the ITO business, which Lynn mentioned earlier.
Back in the third quarter of fiscal 2006 we highlighted two underperforming contracts in our multi-scope HR business that negatively impacted our results. Today I am confident in our ability to deliver in this space, and this quarter we signed our first deal in several quarters signaling our return to multi-scope HR. I’m also hearing from certain industry analysts that the confidence we have in this business is well founded, and we continue to be rated in the top three of all multi-scope HR service providers.
In summary, I’m very excited about our progress both operationally and in new business signings, and I am confident that the momentum we have generated will continue into the future quarters. Now I will turn it over to Tom Burlin, Government COO.
Tom Burlin - Affiliated Computer Services — COO Government Segment
If you now turn to slide 12 please. The Government segment had a strong third quarter, highlighted by a return to double-digit internal revenue growth. Government revenue for the third quarter was $582 million, which represents 11% year-over-year growth. Internal Revenue growth was 12%, excluding divestitures. This represents an 800 basis point sequential improvement in internal revenue growth.
As Lynn indicated earlier, revitalizing the growth of our Government business has been a primary focus area. In several previous calls we have discussed the restructuring of our business and sales operations to address this challenge. In last quarter’s call we reported a modest but significant improvement in both the year-over-year and sequential internal growth of the Government business to 4%. This quarter marks the first quarter in 10 quarters that we have experienced double-digit growth. This is a significant milestone, and is the result of a long effort and hard work by a large group of committed ACS employees. To them and to the clients that have placed their trust in us, I’m extremely grateful.
Also, improvement in the trailing twelve-month new business signings is a major contributor to our growth. I’m further encouraged that this growth was driven across several lines of business within Government, while overcoming anticipated declines in our unclaimed property business.
While our revenue growth was strong this quarter, as expected we saw a slight decline in our year-over-year operating margins. As demonstrated in the past, as new business ramps there is typically a negative bias on margins, but we are comfortable with this because we know the long-term margins of the business we have signed.
Please turn to slide 13 for an operational update on the Government segment. Our electronic payment services continue to grow as adoption rates of this more secure, efficient and private means of distributing benefits is gaining favor with our most progressive state clients.
We also continue to be extremely pleased with the organic growth from our international transport revenue business where the leverage of our end-to-end solution capabilities are resonating with our clients. The public safety services, photo enforcement and violation processing, continue to be solid performers in a business that ACS remains very proud to have pioneered, and we continue to be an industry leader.
One of our significant achievements this quarter was reaching a settlement on the North Carolina Medicaid contract dispute. As part of the settlement we agreed to license to the state certain work products we produced in connection with the contract and the state agreed to pay us the agreed-upon amount of $10.5 million in four installments. We will also provide services to the state under a new contracts where we will be compensated based on achieving certain levels of cost savings. We are glad to have this behind us, and we are focused on providing excellent service to North Carolina, while delivering some of ACS’ industry-leading solutions focused on reducing healthcare spending while improving outcomes.
During the quarter we began work on the Indiana integrated eligibility contract, which is a significant step for ACS, for the state of Indiana, and for the integrated eligibility market. Several other states and service providers will be watching the development of this contract, and we’re focused on exceeding our client’s expectations.

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Final Transcript
May. 01. 2007 / 4:30PM ET, ACS — Q3 2007 Affiliated Computer Services Earnings Conference Call
We are committed to expanding the welfare eligibility market, and recently closed the acquisition of certain assets of Albion Inc. for a purchase price of $26 million. Albion provides ACS with a commercial off-the-shelf solution used to determine eligibility and manage case loads for various Health and Human Services programs.
In summary, I believe we are starting to see demonstrable results from the investments and changes we have been making in the Government business. We are seeing solid growth, with continued historically strong operating margins. We continue to expand our markets from a geographic, client base and offering perspective. The pipeline remains strong and well diversified across the Government business units, and our renewal rates remained at industry high levels.
Again I want to express my appreciation to the employees that worked so hard every day to deliver these results, and to the many clients that placed their trust in us. Let me now turn it over to John to take you through the financials.
John Rexford - Affiliated Computer Services — CFO
Please turn to slide 15, and I will briefly recap our quarterly results. Revenue for the quarter was approximately $1.4 billion, representing total growth of 10% from the prior year quarter. Consolidated internal growth for the quarter was 6%. Consolidated reported operating margins increased 80 basis points both year-over-year and sequentially. We are very pleased with our improved results, which reflect the operational changes made over the past several quarters.
During the third quarter of fiscal 2007 we incurred approximately $46 million of interest expense, which is approximately $30 million more than the prior quarter, and is primarily due to our increased level of debt related to share repurchase activity during the fourth quarter of fiscal 2006 and the first quarter of 2007. We did not make any stock repurchases in the third quarter.
Finally, we’re very pleased with the increase in diluted EPS to $0.82. As mentioned in our press release today, fiscal 2007 third quarter reported results included the following items, $0.06 per share in gain from the sale of minority stake in the professional services business; $0.02 per share in gain related to settlement of the North Carolina Medicaid contract dispute; and other expenses totaling $0.08 per share related to restructuring activities, legal and other expenses related to stock option investigation, shareholder driven lawsuits, and special committee activities and finally losses related to a subprime lending client and other litigation settlements. We do not believe we have any further material risk related to the subprime industry.
Please turn to slide 16 for an update on cash flow for the three and nine-month periods ended March 31, 2007. Reported operating cash flow for the quarter was $90 million, or approximately 6.3% of revenue. At the bottom of slide 16 we have provided you with certain additional cash flow information totaling $78 million, or 5.4% of revenue, related to cash payments for interest, cash payments related to the stock option investigation, derivative lawsuits, and cash payments related to taxes and penalties associated with 162(m) reductions disclosed in our 10-KA filing in February. We made a conscious decision to pay these tax amounts in order to reduce future interest that would accrue on amounts in taxes, penalties and interest that we estimate we owe the IRS.
Capital expenditures for fiscal 2007 third quarter equaled 5.8% of revenue, and was driven by lower capital intensity of signed new business, as well as continued internal focus to reduce expenditures. As we have previously mentioned, CapEx as a percent of revenue can fluctuate quarterly depending on the mix of new business signings. However, as Lynn mentioned, we’re comfortable with our overall returns on our new business, and we do not see upcoming market changes that would have any material impact on capital intensity.
Please turn to slide 17, where you will see selected categories from our March 31, 2007 and December 31, 2006 balance sheet. The most significant change in the third quarter balance sheet from the second quarter are the decreases in cash and debt due to debt repayments that we made during the quarter. As you may recall from our second quarter earnings call, we indicated that we would begin to pay down some debt once we were current on our financial filings. Goodwill and intangibles increased primarily due to earnout payments related to two prior successful acquisitions. We love paying earnouts, because it validates that we acquired a successful business.
During the quarter unearned revenue decreased by approximately $29 million. Unearned revenue on the balance sheet increases as clients prepay for services. As we deliver these services we recognize revenue and the associated expenses and unearned revenue declines.
In summary, our fundamental metrics are good and I like the steady progress we have made over the last several quarters. With that, I would like to turn it over — back to Lynn for some closing comments.

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Final Transcript
May. 01. 2007 / 4:30PM ET, ACS — Q3 2007 Affiliated Computer Services Earnings Conference Call
Lynn Blodgett - Affiliated Computer Services — CEO
As you can see from our results, we delivered a strong quarter with good earnings growth, improved internal revenue growth in the Government segment, improved new business signings in the Commercial segment, and we expanded our pipeline of opportunities. We could not have accomplished these results without our global workforce of 58,000 people who continue to work diligently every day to improve our operations, exceed our clients’ expectations, and deliver strong financial results. I’m very proud of their efforts.
And finally, as most of you are aware, our Chairman, along with Cerberus, has made an offer to buy the Company for $62 per share. We do not intend to give an update regarding this offer. Accordingly we will not discuss the offer or any other potential offers during the question-and-answer session today.
This concludes our prepared remarks. Operator, please open the lines for questions. We have a lot of people on the line, so please hold your questions to one per caller. Operator, you may begin the question and answer session.
Operator
(OPERATOR INSTRUCTIONS)
QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS). Adam Frisch, UBS.
Adam Frisch - UBS — Analyst
I just wanted to ask you where — I know you’re not going to comment on the actual deal, but this quarter I know you have a lot of things going on in terms of improving margins and growth and all that. But this was the ninth straight quarter of flat or down operating margins. Free cash flow was down 36% year-to-date. I know, again, Lynn, you talked about what you’re doing to improve all that, but I just wanted to know where Cerberus is, or other parties are in their due diligence process, and how much color they have actually seen in terms of your turnaround plan going forward?
Lynn Blodgett - Affiliated Computer Services — CEO
As we have mentioned, it is difficult for us to make any comment about the status of that particular deal. And as we are able to disclose that information, we will make the proper filings and so on. I’m interested because from our view the operating margins increased about 80 basis points, so that is something we would love to talk with you about.
Adam Frisch - UBS — Analyst
Okay. It might just be a mistake on our part.
John Rexford - Affiliated Computer Services — CFO
You can just call us off-line on that, and we will take you through that.
Adam Frisch - UBS — Analyst

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Final Transcript
May. 01. 2007 / 4:30PM ET, ACS — Q3 2007 Affiliated Computer Services Earnings Conference Call
The only other thing I would ask is — just maybe this is more definitional. If it is not, obviously you won’t answer it. But Cerberus has a letter, a highly confident letter, I think, that is different than kind of a guaranteed offer, so to speak. Can you comment on that? Have there been any filings on that that I might have missed, just in terms of the clarity of what they’re actually offering?
Lynn Blodgett - Affiliated Computer Services — CEO
There hasn’t been any additional color that we have provided or filed around that, and so consequently it is difficult for us to say much.
Operator
Jim Kissane, Bear Stearns.
Jim Kissane - Bear Stearns — Analyst
Nice job guys again. What fueled the sharp acceleration in the Government organic growth? That was the most impressive part of the quarter I thought. It went from 4 to 12%. Was there anything unusual in the quarter there?
Lynn Blodgett - Affiliated Computer Services — CEO
Actually, it was quite balanced across the portfolio of Government business. So I would be showing favoritism if I called out any single line of business. Of course, the Indiana eligibility contract was an important win in the quarter. It started to add revenue. But we also grew in our transport revenue business. As I said, we have had a number of wins in our electronic payment cards, stored valued cards, and that business has been steadily ramping and contributing to the growth over the quarter. So pretty steady across the markets.
Jim Kissane - Bear Stearns — Analyst
I think you mentioned the unclaimed property business was weak. I thought you had an easy comparison versus the March quarter last year.
Tom Burlin - Affiliated Computer Services — COO Government Segment
No, not really. It is actually down. The unclaimed property business was anticipated to decline as we burned through the demute business. It is a lumpy business from quarter to quarter. You will see that within a year, but year to year as we burn through the demute business we anticipated the overall decline in our unclaimed property business.
Lynn Blodgett - Affiliated Computer Services — CEO
This is Lynn. I thought you’re going to attribute that growth to my borderline mystical sales capability.
Jim Kissane - Bear Stearns — Analyst
That is what I figured it was. I just wanted to get clarification.
Operator
Moshe Katri, Cowen and Company.
Moshe Katri - Cowen and Company — Analyst

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Final Transcript
May. 01. 2007 / 4:30PM ET, ACS — Q3 2007 Affiliated Computer Services Earnings Conference Call
Nice quarter. There seems to be a contradiction between some of the feedback that is coming out of the advisory firms regarding the health of the BPO market. Some of them were talking about hesitation or a pause in client spending decisions. But I think that the feedback that is coming out this afternoon from you is relatively pretty solid. Maybe you can talk about that. And then I have also noted that you didn’t provide guidance for the year. Maybe you can also talk about that as well. Thanks.
Lynn Blodgett - Affiliated Computer Services — CEO
First of all, the industry analysts are critical to us in terms of our growth strategy. They are a vital part of the market and assessing the market. And we’re very mindful of their guidance. I think it is really important from our — as far as ACS is concerned, that the majority of the work that we do is actually not — it does not go through the third-party advisory groups. Some are expanding their coverage, and we’re getting a little more in some of the markets where they haven’t participated typically.
But as an example, in our transactional BPO space, it is actually quite rare that we would have a third-party advisor. Having said that, we think it is very positive to have the third-party advisors involved. And so we appreciate their input and so on. But I think you have to be careful about evaluating the overall market based solely on the report of any given third-party advisor. And we’re seeing the opportunities out there mostly that are very, very strong. And we’re very optimistic about that. And we know that it is going to ebb and flow sometimes for a particular advisor.
Moshe Katri - Cowen and Company — Analyst
Can you comment on guidance for the year?
John Rexford - Affiliated Computer Services — CFO
No, we’re not going to be — we’re not going to start providing guidance, either for the balance of the year or into next year at this point in time.
Moshe Katri - Cowen and Company — Analyst
Finally, just again maybe touch base a bit about your offshore delivery. Talk a bit about headcount, ongoing investments. Where do you think you want to focus on in your regions, etc.? Thanks.
Lynn Blodgett - Affiliated Computer Services — CEO
As far as offshore, as you know, we have been committed to offshore for many, many years. And we’re continuing to grow. I think this year in fiscal ‘07 we have seen expansion in the Philippines. We have done a lot more in Malaysia, in Kuala Lumpur. We have continued to have very strong operations in Mexico and in the Caribbean, and of course in [Qualadona]. We have opened in Eastern Europe. We have an operation in Krakow, Poland. And we just opened, this might be interesting to people, about a 65,000 square foot facility in Jamaica. And we have over 4,000 employees in two locations in India.
It is important I think for people to understand that our strategy is a global production strategy. It is not a country-centric strategy. And what we mean by that is that we do a lot of work in India, if the need for our clients is best addressed in India. We have a lot of work that is done in the Caribbean, if the requirements in terms of proximity or anything else meet the needs of that client.
We believe it is stronger, and we can demonstrate for our clients a much stronger argument when you look at currency fluctuations, political risk, disaster recovery, the challenges in inflation in some of the countries and so on, by having a broad footprint. We have 20 facilities around the world, and we’re able to shift work from one to the other. And so we’re very comfortable in our expansion plans as far as offshore.
Now in terms of the use of our offshore facilities, I think we have stated we were going to reach about 40% of our eligible offshore workforce, that we have that completed by the end of FY ‘07, and we’re right on track to deliver that.
Moshe Katri - Cowen and Company — Analyst

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Final Transcript
May. 01. 2007 / 4:30PM ET, ACS — Q3 2007 Affiliated Computer Services Earnings Conference Call
Thanks. Nice quarter.
Operator
Julio Quinteros, Goldman Sachs.
Julio Quinteros - Goldman Sachs — Analyst
Real quickly, you cited a 17% operating margin in the composition of the new deals that you signed. How quickly can we actually see that begin to translate into model? In other words, if we think about the long-term operating margin for the Company, when do we — when can we start thinking about it actually approaching this level?
Lynn Blodgett - Affiliated Computer Services — CEO
That is a great question, and I’m actually going to ask Ann to give a comment on that, because I think that the answer to that differs between Commercial and Government. And, Tom, perhaps you can comment, and then John if you will wrap it up.
Ann Vezina - Affiliated Computer Services — COO Commercial Segment
It is a little difficult to answer because it does vary from type of business. Some of our business ramps more quickly than other aspects of our business. For example, if you think about our transactional BPO business, it typically ramps quicker, and you see the benefits of both the revenue and the margins faster than you would on say an HR outsourcing contract.
If I had to make a generality, which again is difficult because the mix does vary, I would say that typically it takes about 12 months to fully ramp and begin to see those kinds of margins. But again I would just caution that the changes depending on the mix.
Julio Quinteros - Goldman Sachs — Analyst
Within your Commercial segment what is the mix again between recurring and new contract contribution?
Ann Vezina - Affiliated Computer Services — COO Commercial Segment
In terms of the new business signings that we talked about?
Julio Quinteros - Goldman Sachs — Analyst
Yes. So in other words how much revenue is recurring versus how much is actually —?
Ann Vezina - Affiliated Computer Services — COO Commercial Segment
The $110 million that we signed this quarter is all recurring.
Lynn Blodgett - Affiliated Computer Services — CEO
One of the things that we’re going to do, and we have — we’re trying to figure out the best way to quantify this. But we have always reported our recurring revenue, and the onetime revenue because we have businesses now like our Buck and bolt on business that we record that primarily as onetime revenue. We’re going to begin to give indications of those onetime signings as well.

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Final Transcript
May. 01. 2007 / 4:30PM ET, ACS — Q3 2007 Affiliated Computer Services Earnings Conference Call
And I think that will give you a better sense of the overall growth and the signings for the business. And that is something that we’re just trying to figure that out, the right way to report that. Tom, anything else in terms of how margins kind of filter into the business over periods of time.
Tom Burlin - Affiliated Computer Services — COO Government Segment
I am cautious to make a general statement because our portfolio is so diversified. But with that said, I would say this, that as we look at the portfolio of our business, such as the integrated eligibility, the startup in our child support business, our photo enforcement business, you will typically see an investment in the front end of the business, with improving margins over the life of the contract. I think that tend to hit those margins into the second and third year of a contract versus the first.
But we have a portfolio of business that are shorter duration. We have change order activity in a lot of those contract that tends to the near term and deliver in period margins that are at or above the common margins of the program. So it actually get blended. But, again, I think we could say generally as we ramp new business and as our business grows, you’re going to see pressure on margins, and that is just on this quarter.
John Rexford - Affiliated Computer Services — CFO
Lastly, I just want to make sure that the margins that we talk about in this new business that was on slide 5, that does not include the corporate expenses. So comparing those margins to the consolidated margin is a little bit unfair.
Operator
George Price, Stifel Nicolaus.
George Price - Stifel Nicolaus — Analyst
First thing is just I wanted to get to more color on the cost associated with the subprime client loss.
Lynn Blodgett - Affiliated Computer Services — CEO
Okay, John?
John Rexford - Affiliated Computer Services — CFO
It was a single client and it was an asset issue, and we have receivables. The client went bankrupt and we have that there.
George Price - Stifel Nicolaus — Analyst
Now are there any additional exposures, liabilities, contingencies or anything from this client?
John Rexford - Affiliated Computer Services — CFO
No, no. We haven’t identified any other subprime issues. And again, besides the assets, I just talked about the receivable, we are having severance issues and so forth with people that were on that staff. So there were some additional costs other than just the AR write-off.
Lynn Blodgett - Affiliated Computer Services — CEO
But we’re comfortable that we don’t have exposure with that client or any other in the subprime market.
George Price - Stifel Nicolaus — Analyst

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Final Transcript
May. 01. 2007 / 4:30PM ET, ACS — Q3 2007 Affiliated Computer Services Earnings Conference Call
In terms of the Government — the strength of the Government internal growth, were there any benefits from shorter term or one term revenue sources in prior periods? For example there was HIPAA work and some shorter term business that didn’t turn out to be quite as sustainable. So is there anything like that in there?
Lynn Blodgett - Affiliated Computer Services — CEO
Nothing.
Tom Burlin - Affiliated Computer Services — COO Government Segment
Most of that stuff have gone. The HIPAA work and some of the major pieces of denute work had already kind of gone away, before you got into this comparative period.
Lynn Blodgett - Affiliated Computer Services — CEO
That onetime revenue that we see from that kind of a bump in the market, or blip in the market, is always appetizing to see it. I’m glad to say that right now I don’t feel like we have anything that falls into that category. Our unclaimed property always is a bit lumpy. And you could characterize that a sort of up-and-down onetime, but we have already addressed that.
George Price - Stifel Nicolaus — Analyst
Last question. Potential additional areas of M&A interest. Obviously you picked something up on healthcare side, what other — is that still an area of focus? What other areas on the M&A side might there be?
John Rexford - Affiliated Computer Services — CFO
Yes, I think within the vertical of healthcare we are obviously interested. We love the demographics there. There is opportunity in the Government side, both in healthcare as well as other lines of business. There are international opportunities that we’re looking at. There are transactional BPO opportunities that we’re looking at. So it is pretty broad scoped and broad brushed in terms of the areas that we have right now that are kind of in the pipeline. Nothing specific, no general focus on favoring one vertical versus the other. We are looking for great businesses with great management teams that become a good addition to ACS.
Lynn Blodgett - Affiliated Computer Services — CEO
One additional thing I would like to add in terms of the acquisition strategy, it is important that people understand that we make acquisitions for a number of reasons. One is a strategic reason that they may have some technology, or it may help us with another product that we have. The Albion acquisition that we just announced is a great example of that. That is coming in and bringing some technology that we will be able to use in the integrated eligibility market.
We have other situations where we buy a business because we believe the overall return characteristics are terrific, and we get involved with that. In other cases there are businesses that we buy because we believe we can turbocharge their growth. They have hit a ceiling in terms of what they can do with their clients, and by coming in as a larger company, a stronger company, we’re able to accelerate growth. There are a number of things besides the market that we’re addressing that we take into consideration when we’re evaluating an acquisition.
Operator
David Grossman, Thomas Weisel Partners.
David Grossman - Thomas Weisel Partners — Analyst

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Final Transcript
May. 01. 2007 / 4:30PM ET, ACS — Q3 2007 Affiliated Computer Services Earnings Conference Call
I’m wondering if we could go back to the margin question just for a minute. Between — we have talked about restructurings. And I know that you faced a headwind when growth reaccelerates. Could you help us to understand at a higher level directionally how we should think about what is an equilibrium for this business, when you got more balanced internal growth, and you are behind some of restructuring initiatives that started six months ago?
John Rexford - Affiliated Computer Services — CFO
Where we spend a lot of our time is focusing on the new business that we’re signing. That is why we talk about it on this call. And take our top 20 deals and review with you, as we look at it, what type of operating margins we expect to see over the contract life. There is a broad brush of business inside of ACS right now. And we have businesses that have — and contracts that have higher margins and lower margins, and it kind of all sums up to where we are today. The best way to get a handle on directionally where margins are going is continuing to make focus on what our new business is going to be doing.
And I think I mentioned on the last call that we had, we have spent a lot of time — we are spending more and more time on looking at the risk profile of a business that we’re signing, the capital intensity of the business that we’re signing, and making sure that we’re earning an appropriate return. And we’re very comfortable that we’re doing that.
On the other edge of this spectrum, if we found some new business opportunities that have low risk profiles and low capital intensity profiles, I would expect our margins to come down as we sign business like that, because the clients aren’t going to pay you that level of margin. To the contrary, on the other side is that if you take some higher risk positions with higher capital intensity, you’re going to have higher margins.
Again, we spend our time looking at the new business that we sign every quarter. It is — a lot of it is dependent upon mix. But the base business inside of ACS is a well diversified portfolio of clients and contracts earning the margins that we report to you.
Lynn Blodgett - Affiliated Computer Services — CEO
I think the other thing to take into account is that when we have this kind of information that we disclose, we’re trying to give you more insight into what is happening in the business. And when we detail these things, as we have in this report today, it is to give you color on things that we think will help you better evaluate where the business is going.
We are constantly — and I think this is something that we’re really going to try to demonstrate to you and to sort of document to you, and that is we’re constantly reducing costs. If you think about restructuring in its basic, most base form, we’re always reducing costs. We’re driving headcount reductions and technology improvements and so on. That is just a normal part of our business.
We have those costs that are flowing through normal operating costs day in and day out. What we have tried to do, and will continue to do, is to — if we see something that we think is sort of extraordinary from that, that we will disclose that information to you. And so you will be in a better position to evaluate how we’re doing.
David Grossman - Thomas Weisel Partners — Analyst
If I look back historically, John, to your comment is there anything different in your mix today than perhaps there was two years ago, that would suggest that margin profile would change dramatically from where you were historically?
John Rexford - Affiliated Computer Services — CFO
Based upon the last two quarters of information we have given to you, the margins were pretty comparable I think on the signed new business. The base business that we have, I don’t sense anything that is really dramatically changing quarter-over-quarter or over the past year. So, no. I think generally the answer is no.
Now again, to Lynn’s is that each and every day we try to reduce our costs. And in periods of time we have to give price reductions to clients and so forth. But that is what we have been doing for 15, 20 years. So, Kevin, you have a comment?

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Final Transcript
May. 01. 2007 / 4:30PM ET, ACS — Q3 2007 Affiliated Computer Services Earnings Conference Call
Kevin Kyser - Affiliated Computer Services — EVP, Finance and Accounting
This is Kevin. I think obviously back in 2004 we did buy the Mellon business. And obviously I think at that time we said that there would be a — that that business was a strategic acquisition that had lower margins. I think that somewhat reset the bar at that point in time as well.
And then — and now, obviously last year at this time we had the issues with a couple of contracts which pulled our margins down. One of things I think you need to consider, and it is something that we haven’t had a while is the fact that if the growth in Government actually stays up in double-digit and the Government business becomes a bigger piece of our mix, you would typically — if we signed that same type of business, you would typically see an uplift in the overall consolidated margins. That is not after one quarter, but it is after a longer-term period you might see that phenomenon.
Again, I think it all gets back to the business mix, the type of business we are signing, as well as how the different segments are growing in the relative line of business.
David Grossman - Thomas Weisel Partners — Analyst
That is actually very helpful. Just one other question that was on maybe a definition, if you could, on the special committee. I think they put out a statement saying that they are going to take some period of time to evaluate not only this offer, but other offers. Can you give us an idea, or if you have any sense for kind of what type of timeframe they are looking at?
Lynn Blodgett - Affiliated Computer Services — CEO
That is a great question. And I wish I could give you an answer. This is an issue that is in the hands of the special committee. It is being evaluated as an independent body, frankly. And so their timeline is their timeline. I don’t mean that to be glib at all. It is just we can’t give you any more information than that.
Operator
Tien-tsin Huang, JP Morgan.
Tien-tsin Huang - JP Morgan — Analyst
Sorry if I missed this, but how did new business signings perform versus plan? And I guess based on the near-term pipeline can we expect an acceleration off of the 3Q base?
Lynn Blodgett - Affiliated Computer Services — CEO
I think that would be a good question for Ann to talk about in Commercial. And what I’m going to do is ask Tom to go first, and then you second.
Tom Burlin - Affiliated Computer Services — COO Government Segment
That $45 million, it was — I would have to characterize it as an average quarter, solid, but average, coming off of last quarter with the eligibility signing in there. I just think it was about 110, if I recall. So you’re going to see that in bookings from quarter to quarter. Solid. I wouldn’t put it in the outstanding category, but it was well within expectations.
Ann Vezina - Affiliated Computer Services — COO Commercial Segment
In the case of Commercial, as I said earlier for the quarter, it was $110 million. Which I would characterize as decent, certainly not great, but a significant improvement over the last several quarters that we have had. I also am bolstered by the fact that the signings came from a variety of

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Final Transcript
May. 01. 2007 / 4:30PM ET, ACS — Q3 2007 Affiliated Computer Services Earnings Conference Call
different businesses. And we saw growth in the pipeline. And that growth in the pipeline is also coming from a variety of different businesses. So I would expect that those signings would continue to accelerate.
Tien-tsin Huang - JP Morgan — Analyst
That’s helpful. Then in Government, I guess, is double-digit internal growth sustainable in the near-term? It sounds like there weren’t a lot of one-timers in there this quarter, so I’m curious if we can still continue that trend in the next couple of quarters or so?
John Rexford - Affiliated Computer Services — CFO
We’re not going to provide you any guidance on that. But I guess you could say, hope so. Our Government business is doing quite well right now.
Lynn Blodgett - Affiliated Computer Services — CEO
Almost greater that that. This business — we have worked hard for the last two years to get these sales and get things up to this level. And I would be very disappointed if this was a one-hit wonder. It would seem like we spend a lot of time for one quarter.
Tien-tsin Huang - JP Morgan — Analyst
That was a great outcome. So congrats on that. Just finally just on the renewals, can you comment on pricing on the renewals, any surprises there?
Lynn Blodgett - Affiliated Computer Services — CEO
It is interesting because in different businesses we see different pressure or lack of pressure. In some cases we actually get increases, and in other cases there may be a modest decrease. But we haven’t seen anything — and in fact I would say that in the last two quarters I think the pressure has been maybe less than it was even a couple of quarters before that. I think some of that comes because some of our competitors and ourselves are giving a little more educated in certain of these markets and being a little more careful in pricing.
Tom Burlin - Affiliated Computer Services — COO Government Segment
And I think in Government I would characterize it this way. I think government tends to want to stretch their dollars. It is not that they want to spend less with us. They are looking to get more service for the dollar. And so I think by building creative solutions and innovations in anticipation of renewals, and blending those into the time track before that renewal comes due is a way to strengthen your position as an incumbent, provide value to the client, and get them to respend the same wallet share with you.
Ann Vezina - Affiliated Computer Services — COO Commercial Segment
I would just comment that in Commercial, where I think we do see a little bit more of that pressure, that is really the reason for this focus on continuous optimization and continually trying to reengineer our processes and rethink the way we do things, so that when it comes time for the renewal and that pressure exists we are prepared for it. But I would like characterize that we are seeing anything unique.
Tien-tsin Huang - JP Morgan — Analyst
Thanks for the detail.
Lynn Blodgett - Affiliated Computer Services — CEO

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Final Transcript
May. 01. 2007 / 4:30PM ET, ACS — Q3 2007 Affiliated Computer Services Earnings Conference Call
Thank you. And we’re going to wrap up with questions. Let me say this, we thanked our employees through this dialogue we have had today, and we thanked our great customers and our prospects. And we also want to thank you in the investment community for the confidence and the faith that you have shown in us. And we appreciate you staying on the call today. Thank you.
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